EXHIBIT 7.1


                           STOCK REDEMPTION AGREEMENT

This AGREEMENT (the "Agreement"), dated as of this 26th day of June, 2001, by and between WOW Entertainment, Inc., a Delaware corporation ("Entertainment"), Women of Wrestling, Inc., David B. McLane ( "McLane") and David McLane Enterprises, Inc.

                              W I T N E S S E T H :

WHEREAS, McLane owns 19,007,585 common shares in Entertainment;

WHEREAS, McLane has agreed to sell all of his common shares in Entertainment as described below; and

WHEREAS, the Board of Directors of Entertainment has approved and adopted this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and conditions contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings, unless the context shall otherwise require:

     (a) Entertainment Common Stock shall mean the 19,007,585 shares of Common Stock, $0.01 par value, of Entertainment, owned by McLane.

     (b) Closing shall mean the consummation of the sale in accordance with the provisions hereof to be held on or before June 26, 2001 unless changed by the mutual agreement of the parties hereto.

                                   ARTICLE II
                    REDEMPTION OF ENTERTAINMENT COMMON STOCK

At Closing, Entertainment shall pay to McLane the sum of Thirty Thousand Eight Hundred Thirty Five Dollars and 01/100 ($30,835.01). In addition, Entertainment shall promptly reimburse McLane for any federal or state income taxes resulting from the redemption of the Entertainment Common Stock. Prior to a request for reimbursement, McLane shall provide Entertainment with appropriate documentation evidencing the tax liability. In the event it is proposed to value the Entertainment Common Stock at a price in excess of Thirty Thousand Eight Hundred Thirty Five Dollars and 01/100 ($30,835.01), McLane shall consult with the tax advisors designated by Entertainment. McLane shall not use or agree to any valuation in excess of Thirty Thousand Eight Hundred Thirty Five Dollars and 01/100 ($30,835.01) without the prior approval of Entertainment's tax advisors. If it is necessary to contest such valuation, McLane shall consent to be represented by the tax advisors designated by Entertainment.

At Closing, McLane shall surrender to Entertainment, certificates representing the Entertainment Common Stock, which certificates shall be duly endorsed on the reverse side thereof by McLane or attached to appropriate stock powers.

                                   ARTICLE III
                                   RESIGNATION

At Closing, McLane shall tender his resignation as an employee and director of Entertainment, Women of Wrestling, Inc. and WOW Women of Wrestling Music I, Inc. The resignation shall be effective at Closing.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF MCLANE

The following representations and warranties are hereby made by McLane to
Entertainment:

4.01 Authorization. McLane has full power and authority to enter into this Agreement and to carry out the transaction contemplated herein. This Agreement constitutes the valid and legally binding obligation of McLane, enforceable in accordance with its terms and conditions.

4.02 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental entity, or court to which McLane is subject or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which McLane is a party.

4.03 Entertainment Shares. McLane holds of record and owns beneficially 19,007,585 shares of Entertainment common stock, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws) encumbrances, security interests, options, warrants, purchase rights, contracts, commitments and/or equities. McLane is not a party to any option, warrant, purchase right or other contract or commitment that could require McLane to sell, transfer or otherwise dispose of any common stock of Entertainment (other than this Agreement). McLane is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any common stock of Entertainment (other than this Agreement).

4.04 Accredited Investor. McLane is an "accredited investor" as that term is defined in Regulation D of the Securities Act and has sufficient knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the transaction contemplated by this Agreement and making an informed business decision.

4.05 No Brokerage Fees. No agent, broker, investment banker, person or firm acting on behalf of McLane to the best of his knowledge, is or will be entitled to any broker's or finder's fee or any other commission or fee, directly or indirectly, in connection with any of the transactions contemplated hereby.

4.06 Representations True. No representation or warranty contained herein, nor any statement or certificate furnished hereunder or in connection herewith, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF ENTERTAINMENT

The following representations and warranties are hereby made by Entertainment to
McLane:

5.01 Organization; Authorization. Entertainment is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has full power and authority to enter into this Agreement and to carry out the transaction contemplated herein. This Agreement constitutes the valid and legally binding obligation of Entertainment, enforceable in accordance with the terms and conditions.

5.02 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby and thereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental entity, or court to which Entertainment is subject or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Entertainment is a party.

5.03 No Brokerage Fees. No agent, broker, investment banker, person or firm acting on behalf of it to the best of its knowledge, is or will be entitled to any broker's or finder's fee or any other commission or fee, directly or indirectly, in connection with any of the transactions contemplated hereby.

5.04 Representations True. No representation or warranty contained herein, nor any statement or certificate furnished hereunder or in connection herewith, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE VI
                                     RELEASE

McLane and McLane Enterprises, Inc. hereby forever RELEASE and DISCHARGE Entertainment, Women of Wrestling, Inc., their officers, shareholders, directors, employees, agents, affiliates and assigns, and all other persons, firms or corporations liable or who might be liable, none of whom admit any liability to McLane and/or McLane Enterprises, Inc., but all dispute any liability to McLane and/or McLane Enterprises, Inc., of and from any and all manner of actions, causes of action, suits, accounts, contracts, debts, claims, and demands whatsoever, at law or at equity that he/it may have against Entertainment, Women of Wrestling, Inc., their officers, shareholders, directors, employees, agents, affiliates and assigns; excluding, however, any claims McLane and/or McLane Enterprises, Inc., may have against Entertainment and/or Women of Wrestling, Inc. as a result of a breach of this Agreement.

It is further understood and agreed that this Release extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected (excluding, however, any claims resulting from a breach of this Agreement by Entertainment and/or Women of Wrestling, Inc.), and that McLane and McLane Enterprises, Inc. are executing this Release upon the advice and with the consent of his/its own counsel and on no representations of the parties released or its counsel.

Entertainment and Women of Wrestling, Inc. hereby forever RELEASE and DISCHARGE McLane, McLane Enterprises, Inc., their officers, shareholders, directors, employees, agents, affiliates and assigns, and all other persons, firms or corporations liable or who might be liable, none of whom admit any liability to Entertainment and/or Women of Wrestling, Inc., but all dispute any liability to Entertainment and/or Women of Wrestling, Inc., of and from any and all manner of actions, causes of action, suits, accounts, contracts, debts, claims, and demands whatsoever, at law or at equity that it may have against McLane, McLane Enterprises, Inc., their officers, shareholders, directors, employees, agents, affiliates and assigns; excluding, however, any claims Entertainment and/or Women of Wrestling, Inc. may have against McLane and/or McLane Enterprises, Inc. as a result of a breach of this Agreement.

It is further understood and agreed that this Release extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected (excluding, however, any claims resulting from a breach of this Agreement by McLane and/or McLane Enterprises, Inc.), and that Entertainment and Women of Wrestling, Inc. are executing this Release upon the advice and with the consent of its own counsel and on no representations of the party released or his/its counsel.

                                   ARTICLE VII
                                  MISCELLANEOUS

7.01 Survival. All agreements, representations and warranties made hereunder or in connection with the transactions contemplated hereby shall survive the Closing and remain effective in accordance with the terms hereof regardless of any investigation at any time made by or on behalf of any of the parties.

7.02 Assignment. This Agreement may not be assigned nor any of the performances hereunder delegated by operation of law or otherwise by any party hereto, and any purported assignment or delegation shall be void.

7.03 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives, assigns and transferors.

7.04 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. The Memorandum of Understanding Relating to WOW Entertainment, Inc. dated on or about March 2, 2001 is hereby terminated and shall have no further force or effect. There are no representations, warranties, conditions or other obligations except as specifically provided. Any waiver, amendment or modification hereof must be in writing. A waiver in one instance shall not be deemed to be a continuing waiver or waiver in any other instance.

7.05 Arbitration. Any and all disputes, claims and controversies arising under or by reason of this agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association and any award rendered in such arbitration shall be binding and conclusive upon the parties. The arbitrators may decree specific performance or grant injunctions or any other equitable relief deemed proper by the arbitrators under the circumstances. Such arbitration shall be held in Indianapolis, Indiana. Judgment on any award may be entered and enforced in any court located in Indianapolis, Indiana.

7.06 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Indiana.

7.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be deemed executed upon receipt of a facsimile copy bearing signatures of the parties, provided that a complete document bearing original signatures is assembled within five business days of such execution.

7.08    Effective Date. The Effective date of the Closing shall be June 26,
        2001.

7.09 Independence. The negotiation and execution of this Agreement by the parties hereto is independent of the negotiation and/or execution of any other agreement between the parties including but not limited to the negotiation and/or execution of a license agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                            WOW ENTERTAINMENT, INC.



                                            By: /s/ Jeffrey J. Lewis
                                                -----------------------------
                                                Jeffrey J. Lewis, CEO


                                            WOMEN OF WRESTLING, INC.



                                            By: /s/ Jeffrey J. Lewis
                                                -----------------------------
                                                Jeffrey J. Lewis, CEO



                                            DAVID MCLANE ENTERPRISES, INC.



                                            By: /s/ David B. McLane
                                                -----------------------------
                                                David B. McLane, President



                                                /s/ David B. McLane
                                                -----------------------------
                                                David B. McLane, Individually